Exhibit 99.2

 1  Pro Forma Capitalization  ____________________Est. fees and expenses include OID.  (1)                ($ in millions)  Sources of Funds    Amount    New Term Loan B   $1,318  Cash from Balance Sheet  13  Total Sources  $1,331  Uses of Funds    Amount    Paydown Existing Term Loan B  $1,318  Estimated Fees and Expenses  13  Total Uses  $1,331                        ($ in millions)  As of  PF A&E  Pro Forma Capitalization    Tenor    3/31/19    Adj.    3/31/19    Cash and Cash Equivalents  $387  ($13)  $375  Revolving Credit Facility ($770mm Capacity)  7/1/23  169  169  Term Loan A  7/1/23  961  961  Term Loan B  7/1/23  1,318  (1,318)  --  New Term Loan B  2026  --  1,318  1,318  Senior Secured Notes  2/1/23  400  400  Brazil Loans  --  17  17  DBI Delayed Purchase  50  50  Total Secured Debt  $2,915  $2,915  Total Debt  $2,915  $2,915  Securitization Facilities  106  106  Market Capitalization (as of 5/1/19)  9,241  9,241  Total Capitalization  $12,156  $12,156  Operating Statistics    LTM Adjusted EBITDA  $706  $706  LTM Credit Statistics    Secured Debt / LTM Adjusted EBITDA  4.13x  4.13x  Total Debt / LTM Adjusted EBITDA  4.13x  4.13x  Net Debt / LTM Adjusted EBITDA (Incl. Cash Netting Cap)  3.99x  3.99x  Total Debt / Total Capitalization  24.0%  24.0%

Strictly Private and Confidential

Summary of Indicative Terms – Credit Facilities

Borrower:	WEX Inc. (the "Borrower")		
Guarantors:	Same as existing		
Security:	Same as existing		
Facility:	$770 million Revolving Credit Facility	$961 million Term Loan A	$1,318 million Term Loan B
Maturity:	July 1, 2023 [(1)]		2026
Pricing:	Pricing Grid per Consolidated Leverage Ratio (net of max $350 million of Permitted Securitizations) [(2)] < 3.00x: 1.75% | 0.30% ≥ 3.00x: 2.00% | 0.40% ≥ 4.00x: 2.25% | 0.50%		L + 225 bps (Same as existing)
OID/Upfront Fees:	N/A	N/A	99.25 area
LIBOR Floor:	0.00% (Same as existing)		
Amortization:	N/A	5.00% per annum based on principal Amount at 5th Amendment closing date	1.00% per annum based on principal Amount at 6th Amendment closing date
Call protection:	N/A	None	6 month 101 soft call
Incremental:	Greater of (i) $375 million and (ii) 50% of Consolidated EBITDA, plus an unlimited amount subject to pro forma ≤ 4.0x Consolidated Secured Leverage Ratio (Same as existing)		
Mandatory Prepayments:	N/A	100% of asset sale and debt proceeds, subject to re-investment provisions, shared pro rata with TLB [(2)]	▪ 50% ECF sweep, with step downs to 25% and 0% when Total Leverage < 3.75x and < 3.25x, respectively ▪ 100% of asset sale and debt proceeds, subject to re-investment provisions, shared pro rata with TLA (Same as existing)
Financial Covenant:	Maximum Consolidated Leverage Ratio: 5.50x, stepping down to: 5.00x for 12/31/19 test period, stepping down to: 4.75x for 12/31/20 test period, stepping down to: 4.50x for 12/31/21 test period and thereafter Minimum Interest Coverage Ratio: 3.00x		None (Same as existing)

(1) *The maturity of the Revolving Credit Facility and Term Loan A is subject to earlier maturity if, on or before April 2023 and August 2022, respectively, the Term Loan B and Secured Notes are not repaid, refinanced or the maturity dates thereof extended to October 2023 or later.*

(2) *Net of up to $125 million in cash.*

2

 Currently Proposed Amendments to Negative Covenants  3    Description  Permitted Investments  Increase in investments constituting loans and other extensions of credit to customers of Bank Regulated Subsidiaries from $200 million in 2016 / $135 million for 3 consecutive Business Days in 2016 and increasing by 10% / 10% each year thereafter to $500 million in 2019 / $300 million for 3 consecutive Business Days in 2019 and increasing by 10% / 10% each year thereafter – Section 7.02(r) of Existing CAIncrease general investments basket from $50 million to $100 million – Section 7.02(bb) of Existing CA   Permitted Indebtedness  Increase maximum intercompany indebtedness (and related investment basket) from $300 million to $500 million and add grower of 70% of LTM Consolidated EBITDA – Section 7.02(f)/7.03(e) of Existing CAAdd general indebtedness basket of $50 million – Section 7.03 of Existing CARevise the Indebtedness definition to exclude any Indebtedness to the extent (i) an irrevocable and unconditional notice of redemption, offer to purchase or notice of prepayment has been delivered with respect to such Indebtedness or (ii) funds are irrevocably deposited with the trustee or agent of such Indebtedness in connection with the redemption, tender, defeasance or other early payment of such Indebtedness

 Other Proposed Amendments That Require Lender Consent  4  ____________________Required Financial Covenant Lenders must approve any change to “Consolidated Leverage Ratio” or “any component term as used therein.”Change to Designated Borrower Sublimit may require consent of Required Revolving Credit Lenders (instead of 51% of all lenders).    Description  Maturity Extension  Extend maturity of Term Loan B facility into 2026 (currently 2023)  Consolidated Secured Leverage Ratio Definition  Revise the Consolidated Secured Leverage Ratio definition to (x) increase the cap on cash netting for permitted securitizations from up to $350 million to up to the greater of (i) $350 million and (ii) the amount permitted to be netted in the definition of Consolidated Leverage Ratio under Permitted Securitization Transactions, less Indebtedness constituting the non-recourse portion of any Permitted Factoring Transactions and (y) permit cash netting generally of unrestricted cash up to the greater of $150 million and the amount permitted to be netted in the definition of Consolidated Leverage Ratio for any purpose  ConsolidatedLeverage Ratio Definition (1)  Revise the Consolidated Leverage Ratio definition to permit $150 million of cash netting other than for purposes of pricing and the financial covenant (which will continue to be capped at $125 million)  Designated Borrower Sublimit Definition (2)  Increase the Designated Borrower Sublimit from $500 million to the greater of (i) $770 million and (ii) the amount approved by the Required Revolving Credit Lenders  Other  Certain other amendments to be set forth in the Amendment

Strictly Private and Confidential

WEX Bank Capital

- Since inception, WEX Bank has not received capital contributions from either WEX Inc. or outside (WEX Bank did not receive TARP funds)
- Return on assets for the Bank was 9.50% for the full year ended December 31, 2018
- There are no restrictions on the payment of dividends from WEX Bank to WEX Inc. other than requirements to maintain adequate capitalization and limitations on amounts paid in excess of net income and retained earnings

WEX Bank Liabilities

($ in Thousands)	Actual		Minimum for Capital Adequacy Purposes		Min. to be Well Capitalized under Prompt Corrective Action Provisions	
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As-of December 31, 2018						
Total Capital to Risk Weighted Assets	$323,178	12.82%	$201,749	8.00%	$252,186	10.00%
Tier 1 Capital to Average Assets	305,734	10.88%	112,401	4.00%	140,501	5.00%
Tier 1 Capital to Risk Weighted Assets	305,734	12.12%	151,312	6.00%	201,749	8.00%
As-of December 31, 2017						
Total Capital to Risk Weighted Assets	$316,129	13.38%	$188,991	8.00%	$236,239	10.00%
Tier 1 Capital to Average Assets	304,555	12.50%	97,452	4.00%	121,815	5.00%
Tier 1 Capital to Risk Weighted Assets	304,555	12.89%	141,743	6.00%	188,991	8.00%

5

6  Track Record of Execution    ($ in millions)  ____________________Note: Please see page 32 for FY 2017, 2018 and LTM 3/31/19 reconciliation detail of Adjusted EBITDA. Note: WEX PPG for 2015 = $2.55; 2016 = $2.21; 2017 = $2.50; 2018 = $2.95; Q1 2019 = $2.67  ($ in millions)  Adjusted EBITDA  Total Revenues

 7  Adjusted EBITDA Reconciliation (per Credit Agreement)